Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made as of this December ___, 2008 by and between Centennial Communications Corp., a corporation organized and subsisting under the laws of Delaware and whose address for the purposes of this Agreement is 3349 Route 138, Wall, New Jersey 07719 (together with its Subsidiaries, the “Company”) and [                    ], an individual residing at the address set forth on the signature page hereto (“Employee”).
RECITALS
1.	[The Company and Employee are parties to an Employment Agreement, dated as of November 7, 2008, (the “Original Employment Agreement”). The Company and Employee desire to terminate the Original Employment Agreement and the Company and Employee desire to enter into a new Amended and Restated Employment Agreement as provided herein. Accordingly, on the date hereof, the Original Employment Agreement shall automatically terminate.]

2.	The Company desires to employ Employee as its [___] and in such other capacities as may be permitted by this Agreement, and under all of the terms, provisions and conditions set forth herein.

3.	Employee is willing to accept such employment, and such other employment as may be provided for herein, all under the terms, provisions and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:
Article I. Representations and Warranties
     Employee represents and warrants that (i) the information (written and oral) provided by Employee to the Company in connection with obtaining employment with the Company or in connection with Employee’s former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) Employee’s performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, or other obligation, written or oral, to which Employee is a party or by which he or she may be bound and (iii) Employee is not subject to or bound by any covenant against competition, solicitation, non-disclosure or confidentiality, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by Employee hereunder. Employee has provided to the Company a true copy of any non-competition and/or non-solicitation obligation or agreement to which he or she may be subject.
Article II. Employment
     The Company hereby employs Employee and Employee accepts such employment as [                                        ]. In such capacity, Employee shall be responsible for [                                        ], subject to the direction and control of the Chief Executive Officer of the Company and the Board

of Directors of the Company. In addition, Employee shall perform such duties and functions as are consistent with Employee’s status as a senior executive officer of the Company. Subject to the preceding sentence, the Company, in its sole discretion, may change Employee’s duties from time to time upon notice to Employee. At the direction of the Chief Executive Officer or the Board of Directors of the Company, Employee shall also serve in such other senior executive and/or other administrative capacities with the Company and any subsidiaries of the Company (“Subsidiaries” or individually a “Subsidiary,” as hereafter defined), as they may determine.
Article III. Place of Employment
     Employee shall render Employee’s services where and as required by the Company, it being understood and agreed, however, that Employee’s base of operations shall be the office of the Company in [                    ], and that Employee shall not be required to render services on a permanent basis outside of said region unless Employee otherwise agrees.
Article IV. Term
     4.1. Unless earlier terminated as provided in this Agreement, the term of Employee’s employment under this Agreement shall be for a period beginning on the date hereof and ending on the one-year anniversary of the date hereof (the “Initial Term”).
     4.2. The term of Employee’s employment under this Agreement shall be automatically renewed for additional one-year terms (each a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or Employee delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice (a “Notice of Non-Renewal”) specifying that the Term of Employee’s employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The Initial Term or, in the event that Employee’s employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 4.2, such shorter or longer period, as the case may be, is hereinafter called the “Term.”
     4.3. In the event of a Change in Control, as defined in Employee’s Change in Control Agreement by and between the Company and Employee, dated December ___, 2008 (the “Change in Control Severance Agreement” occurring during the term of the Change in Control Agreement, this Agreement will be of no further force and effect during the two-year period following such Change in Control.
Article V. Compensation
     5.1. Subject to prior termination, as compensation for all services rendered and to be rendered by Employee hereunder and the fulfillment by Employee of all of Employee’s obligations herein, the Company shall pay Employee a base salary at the rate equal to U.S. [$                    ] per year for each year of the Term on such days as the Company normally pays its employees and subject to such withholdings as may be required by law (said amount, together with any changes thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as “Base Salary”).

     5.2. During the Term, Employee shall be eligible to receive an annual discretionary incentive bonus payment under the Company’s annual bonus program as in effect from time to time, upon the attainment of one or more pre-established performance goals established by the Board of Directors (or a committee thereof). The current target bonus for Employee is [$                    ] (the “Target Bonus”).
     5.3. Nothing herein shall prevent or preclude the Board of Directors of the Company or the applicable committee of the Board of Directors, in its sole discretion, and from time to time, from awarding or granting Employee (i) options to acquire shares of stock in the Company, (ii) shares of stock in the Company or (iii) any other incentive or stock related awards in addition to Base Salary or Target Bonus. In exercising its discretion with respect to whether a bonus should be awarded and the amount thereof, the Board or the applicable Committee may consider, among other factors, the contribution of Employee (x) to the growth in revenues, cash flow and subscribers of the Company and those Subsidiaries to or for which Employee renders service, (y) in connection with acquisitions and financings, and (z) to the operations of the Company and its various Subsidiaries as an entity.
     5.4. During the Term, Employee will be eligible to participate, subject to the eligibility requirements and other terms and conditions of the applicable Company plans as in effect from time to time, in the Company’s health, disability and other benefit plans generally available to the Company’s senior officers from time to time and as then in effect.
Article VI. Reimbursement for Business Expenses; Fringe Benefits
     6.1. The Company agrees that all reasonable expenses actually incurred by Employee in accordance with Company policy in the discharge and fulfillment of Employee’s duties for the Company, as set forth in Article II, will be reimbursed or paid by the Company upon written substantiation therefor signed by Employee, itemizing said expenses and containing all applicable vouchers or other substantiation consistent with Company policy in effect from time to time.
     6.2. The Company agrees that it will cause Employee to be insured under such group life, medical, disability and insurance that the Company may maintain and keep in force from time to time during the Term for the benefit of all the Company’s employees, subject to the terms, provisions and conditions of such insurance and the agreements with underwriters relating to same. It is understood and agreed that in its discretion the Company from time to time may terminate or modify any or all of such benefits without obligation or liability to Employee.
Article VII. Exclusivity; Non Solicitation; Non Competition; Disparaging Remarks. In exchange for the consideration to be received by Employee hereunder and in light of the high-level position that Employee will occupy within the Company, Employee agrees as follows:
     7.1. During the Term, Employee agrees to devote his full business time and attention and his best energies and abilities to the business and activities of the Company, including any Subsidiaries. During the Term, Employee shall not have an interest in, or perform services for, any other business or entity of any kind or nature, other than services of a nominal nature that do not interfere with Employee’s responsibilities to the Company; provided, however, that nothing herein shall prevent Employee from (i) investing in other businesses which are not competitive in any manner with the business then being conducted by the Company or any of its Subsidiaries, or (ii) investing in (but not rendering services to) other businesses which are competitive in any manner with the business then being conducted by the Company or any of its Subsidiaries, provided in the latter instance, that (x) the shares of such business are listed and traded over either a national securities exchange or in the over-the-counter market, and (y) the stock interest or potential stock interest (based on grants, options, warrants or other arrangements or agreements then in existence) in any such business which is so traded (together with any and all interest, actual and potential, of all members of Employee’s immediate family) is not a controlling or substantial interest and specifically does not exceed one percent of the issued and outstanding shares or a one percentage interest of or in such business. Employee may serve as a trustee, director, officer or other involvement of a non-profit or similar organization so long as it does not interfere with his or her responsibilities to the Company.
     7.2. During the Term, and the one year period following the end of the Term for any reason whatsoever (the “Restricted Period”), Employee will not directly or indirectly, and will not assist directly or indirectly any other person to (A) hire or engage in any capacity any employee of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its affiliates within twelve (12) months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company or any of its Subsidiaries to discontinue such employment, or (B) solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries to terminate or diminish its relationship with them.
     7.3. During the Restricted Period, Employee agrees that Employee will not, directly or indirectly (whether for compensation or without compensation), own, manage, operate, control, participate in, consult with, render services for or in any manner engage in any business in the Territory (as defined below) that is engaged in any business then being conducted by the Company or any of its Subsidiaries during the Term. For purposes of this covenant, the term “Territory” means all geographic areas in which the Company or any of its Subsidiaries have operated during the Term.
     7.4. Upon the receipt of reasonable notice from the Company (including outside counsel), Employee agrees that while employed by the Company and thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Employee’s employment with the Company. Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse

Employee in accordance with the Company’s policy in effect from time to time for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Employee in complying with this Section 7.4.
     7.5. During the Restricted Period, Employee will not directly or indirectly induce or encourage any customer or Supplier to limit or reduce its business with the Company or any of its Subsidiaries. For purposes of this Section 7.5, the term “Supplier” means any person, including vendors and licensors, from which the Company received any product for resale or distribution or any resale or distribution service or, to Employee’s knowledge, contemplated receiving any such product or service, during the twelve (12)-month period prior to the date of Employee’s termination.
     7.6. During the Term and thereafter, Employee agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its affiliates or any of their products, services, shareholders, directors, officers or employees.
Article VIII. Uniqueness
     8.1. In signing this Agreement, Employee gives the Company assurance that Employee has carefully read and considered all the terms and conditions of Article VII, Article IX, and/or Article X. Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the restraints. Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates, that Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Employee breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. Employee therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by Employee of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security. Employee and the Company further agree that, in the event that any provision of Article VII, Article IX, and/or Article X is determined by any court of competent jurisdiction to be unenforceable, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Employee further covenants that Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in Article VII, Article IX, and/or Article X. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Employee’s obligations to that affiliate under this Article VII, Article IX, and/or Article X. The provisions of Article VII, Article IX, and/or Article X shall survive the termination, for any reason, of this Agreement or Employee’s employment, unless the Change in Control Agreement governs as provided in Section 4.3.
Article IX. Confidential Information; Return of Company Documents and Property

     9.1. Employee acknowledges that Employee’s employment hereunder will necessarily involve Employee’s understanding of and access to certain trade secrets and confidential information pertaining to the businesses and activities of the Company and its Subsidiaries. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Employee during Employee’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement) (collectively “Confidential Information”). After termination of Employee’s employment with the Company, Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. In the event that Employee is at any time required to disclose any Confidential Information to comply with legal process, Employee shall provide reasonable advance notice of such legal process to the General Counsel of the Company prior to disclosure of any Confidential Information and Employee agrees not to challenge the Company’s standing or ability to seek an order of protection or otherwise seek to prevent or limit disclosure pursuant to such legal process consistent with applicable law;
     9.2. Upon termination of Employee’s employment with the Company whether by reason of the termination or expiration of this Agreement, Employee shall return to the Company (i) all documents within Employee’s possession, custody, or control relating to the business and affairs of the Company, or its products or customers; and (ii) all other Company property within Employee’s possession, custody, or control including, but not limited to, credit cards issued to Employee by the Company, office keys or card keys, office passes or badges, office equipment, supplies, facsimile machines, copiers, computers and peripheral equipment, answering machines, or any other property or equipment furnished to Employee or paid for by the Company. Employee hereby authorizes the Company to withhold payment to the fullest extent permitted by law of any amount payable by the Company to Employee unless Employee shall have returned all documents and property in accordance with this Section within 45 days of Employee’s termination of employment.
Article X. Trade Secrets and Intellectual Property
     10.1. Employee hereby agrees that all inventions (whether or not patentable or reduced to practice), patents, innovations, improvements, developments, works of authorship, copyrights, materials, documents and all other intellectual property and work product (including, without limitation, software, code, databases, systems, applications, methods, designs, analyses, drawings, reports, presentations, research, textual works, content, artwork, graphics or audiovisual materials) that relate to the Company or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are authored, conceived, invented, designed, developed, made, or otherwise created, or contributed to, by Employee while employed by the Company or its Subsidiary (as applicable) (whether before or after the date hereof) (collectively, “Work Product”) belong to and are the property of the Company and its Subsidiaries, and hereby irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to all Work Product (including, without limitation, all intellectual property rights therein and thereto on a worldwide basis) (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company (to the extent all right, title and interest does not automatically under applicable law vest originally in the Company or one of its Subsidiaries, as applicable), and waives any moral rights therein to the fullest extent permitted under applicable law. Employee will promptly disclose such Work Product to the Company and execute such documents and perform all other actions as may be reasonably requested by the Company (whether during or after Employee’s employment with the Company or its Subsidiary (as applicable)) to establish and confirm the Company or its Subsidiary’s ownership of such Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments) and to assist the Company and its Subsidiaries in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.
     10.2. If required by any applicable law in the United States, the requirements set forth in Article 10.1 of this Agreement shall not apply to an invention that Employee develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s or any of its Subsidiaries’ business, or actual or demonstrably anticipated research or development of the Company or any of its Subsidiaries; or (ii) result from any work performed by Employee for the Company or any of its Subsidiaries.
Article XI. Death; Permanent Incapacity
     11.1. The death of Employee shall result in the immediate termination of this Agreement.
     11.2. In the event Employee suffers a physical or mental illness or disability which prevents Employee from performing Employee’s services hereunder, and in the event such illness or disability continues for longer than 90 consecutive days or 120 days in any 12-month period, Employee shall be deemed to have suffered a “Disability”, in which event the Company shall have the right to terminate this Agreement upon not less than fifteen (15) days’ notice to Employee, and this Agreement shall terminate on the date set forth therefor in said notice. Any dispute as to Employee’s Disability shall be resolved by an independent physician selected by the Company and reasonably acceptable to Employee, whose determination shall be final and binding upon both Employee and the Company.
     11.3. Notwithstanding anything to the contrary expressed or implied in this Agreement, except as required by applicable law, the Company (and its affiliates and Subsidiaries) shall not be obligated to make any payments to Employee or on Employee’s behalf of whatever kind or nature by reason of Employee’s cessation of employment as described in Sections 11.1 and 11.2 above other than (i) such amounts, if any, of Employee’s Base Salary as shall have accrued and remained unpaid as of the date of said cessation (which amounts shall be paid to Employee no later than March 15 of the year following the year in which such cessation of employment occurs) and (ii) a pro rata portion of any incentive target bonus payable with respect to the fiscal year during which such cessation of employment occurred if Employee’s relevant performance targets for such fiscal year are achieved (such pro rata bonus to be payable within sixty (60) days after the end of such fiscal year) and (iii) such other amounts, if any, which may be then otherwise payable to Employee pursuant to the terms of the Company’s benefits plans or pursuant to Section 6.1 above.

Article XII. Termination
     12.1. Termination for Cause. In addition to termination pursuant to Article XI, Employee’s employment hereunder may be terminated by the Company with or without “Cause.” “Cause” for purposes of this Agreement shall mean the following:
          (a) The repeated or illegal use of alcohol or drugs materially affecting Employee’s performance,
          (b) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude,
          (c) failure to comply within a period of ten (10) business days with a reasonable directive of the Employee’s direct supervisor and/or the Chief Executive Officer [Board of Directors] of the Company, relating to Employee’s duties or Employee’s performance and consistent with Employee’s position, after written notice that such failure will be deemed to be “cause,” to the extent such failure can be cured within ten (10) business days and if not so curable, fails to commence curing during said ten-day period and diligently pursue the curing of same until cured,
          (d) gross neglect or gross misconduct of Employee in carrying out Employee’s duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless Employee believed in good faith that such act or non-act was in the best interests of the Company,
          (e) theft, embezzlement, fraudulent conduct or misappropriation of corporate assets or corporate opportunity,
          (f) acts of dishonesty or breach of fiduciary obligation to the Company or material violation of any Company rule, regulation, procedure or policy
          (g) a failure by Employee to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Company or any of its affiliates, and
          (h) a material breach of any of the restrictive covenants provided in Article VII, Article IX, and/or Article X.
     12.2. Termination for Good Reason. Employee may terminate Employee’s employment for “Good Reason.” “Good Reason” for termination by Employee of Employee’s employment shall mean the occurrence (without Employee’s express written consent which specifically references this Agreement), of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected within the 30-day cure period referred to below:

          (a) the assignment to Employee of any duties significantly inconsistent with Employee’s status as a senior officer of the Company;
          (b) a reduction by the Company in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; [or (a) the Company shall have materially diminished the Employee’s duties, responsibility or authority without his consent; (b) the Employee’s title shall have been changed without his consent;]
          (c) the relocation of Employee’s principal place of employment to a location more than 25 miles from Employee’s principal place of employment as of the date hereof or the Company’s requiring Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof);
          (d) the failure by the Company to pay to Employee any portion of Employee’s current compensation within seven (7) days of the date such compensation is due; or
          (e) the Company provides a Notice of Non-Renewal.
Notwithstanding the foregoing, an event shall not constitute Good Reason hereunder unless it results in a material negative change to Employee in his relationship with the Company, such as the duties to be performed, the conditions under which such duties are to be performed, or the compensation to be received for performing such duties (all as determined under Section 409A of the Code). To terminate for Good Reason, Employee must give written notice within 60 days of the occurrence of the event purportedly constituting Good Reason and, to the extent applicable, the Company shall have 30 days to cure such event. In any event, Employee must terminate employment within the later of 90 days of the occurrence of the event constituting Good Reason or 30 days after the expiration of any applicable cure period.
     12.3. In the event that (i) the Company Employee’s employment other than for (A) “Cause,” (B) Employee’s death; or (C) Employee’s Disability, or (ii) Employee terminates Employee’s employment for “Good Reason,” the Company shall pay or provide Employee the following benefits, provided that; Employee executes and delivers a general release of claims in favor of the Company and its employees and affiliates, in the form attached hereto as Annex A (the “Release”), within forty-five (45) days of Employee’s termination, and any applicable revocation period with respect to such Release shall be required to have expired without the Employee having revoked such Release:
          (a) continue to pay Employee’s annual Base Salary for twelve months; provided that the first payment shall be made on the fifth (5th) day following the date on which the Release becomes irrevocable and shall include payment of any amounts that would otherwise be due prior thereto; provided further that all such shall be paid to Employee in full no later than March 15 of the year following the year in which Employee’s termination occurs;
          (b) pay to Employee an amount equal to the product of (1) Employee’s bonus that would have been earned for the current bonus period that includes Employee’s termination if Employee had not terminated employment, based on the degree to which any applicable performance targets are achieved, and (2) a fraction, the numerator of which is the number of days in the current bonus period during which Employee was employed by the Company and the denominator of which is the total number of days in such current bonus period, such pro rata bonus to be paid at the time bonuses are paid to employees of the Company generally, but in any event within sixty (60) days after the end of the applicable fiscal year;
          (c) continue to provide Employee with medical and health insurance coverage at levels and costs comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x) the date which is twelve months after such termination and (y) the date upon which Employee is actually receiving similar benefits through Employee’s employment with another employer.
     12.4. Section 409A. Notwithstanding the timing of the payments pursuant to this Article XII, to the extent required to avoid application of any penalty tax imposed under Section 409A of the Code with respect to any payment required to be made hereunder during the six months period following Employee’s “separation of service,” as such term is defined for purposes of Code Section 409A, (i) the payment will not be made to Employee and (ii) the payment will be paid to Employee on the earlier of the six-month anniversary of Date of Termination or Employee’s death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent Employee would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Date of Termination or Employee’s death or disability (within the meaning of Section 409A of the Code). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Employee shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Employee under this Agreement which are payable upon Employee’s termination of employment until Employee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. It is the intention of the parties that the payments and benefits to which Employee could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Employee and the Company and its affiliates). With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.
Article XIII. Vacation
     13.1. Employee shall be entitled to a vacation of 4 weeks duration in the aggregate during each year of the Term at times reasonably agreeable to both Employee and the Company, it being understood that any portion of such vacation not taken in such year shall not be available to be taken during any other year.

Article XIV. Insurance
     14.1. In addition to insurance referenced in Section 6.2, Employee agrees that the Company or any Subsidiary may apply for and secure and/or own and/or be the beneficiary of insurance on Employee’s life or disability insurance (in each instance in amounts determined by the Company), and Employee agrees to cooperate fully in the applying and securing of same, including the submission to various physical and other examinations and the answering of questions and furnishing of information as may be required by various insurance carriers. However, nothing contained herein shall require the Company to obtain any such life or disability insurance.
Article XV. Miscellaneous
     15.1. The Company shall have the right to assign this Agreement and to delegate all duties and obligations hereunder to any successor, affiliated or parent company or to any person, firm or corporation which acquires the Company or substantially all of its assets, or with or into which the Company may consolidate or merge. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Company. Employee agrees that this Agreement is personal to Employee and may not be assigned by Employee. Upon any termination or cessation of Employee’s employment with the Company, for any reason, Employee agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board of Directors of the Company and on any board of directors or plan or administrative committee of the Company or any subsidiary or affiliate of the Company. All payments to be made to and on behalf of Employee under this Agreement will be subject to required withholding of federal, state and local income, employment and excise taxes, and to related reporting requirements.
     15.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     15.3. Except as may herein otherwise be provided, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed, first class postage prepaid, registered or certified mail, return receipt requested, of if sent by telecopier or overnight express delivery service, (a) to Employee at Employee’s address set forth on the facing page hereof or at such other address as Employee may have notified the Company sent by registered or certified mail, return receipt requested, or by telecopier or overnight express delivery service, or (b) if to the Company, at its address set forth on the facing page hereof, Attention: Chief Executive Officer, or at such other address as the Company may have notified Employee in writing sent by registered or certified mail, return receipt requested, or by telecopier or overnight express delivery service. Notice shall be deemed given (i) upon personal delivery, or (ii) on the second business day immediately succeeding the posting of same, prepaid, in the U.S. mail, (iii) on the date sent by telecopy if the addressee has compatible receiving equipment and provided the transmittal is made on a business day during the hours of 9:00 A.M. to 6:00 P.M. of the receiving party and if sent on other times, on the immediately succeeding business day, or (iv) on the first business day immediately succeeding delivery to the express overnight carrier for the next business day delivery.
     15.4. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement together with the Change in Control Agreement represents the entire understanding of the parties with reference to the transaction set forth herein, supercedes any prior agreement or understanding between the parties with respect to the employment of Employee by the Company and the rights and obligations of Employee and the Company relating thereto, and neither this Agreement nor any provision thereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, change, discharge or termination is sought. Any waiver by either party of a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as a waiver of any subsequent breach thereof. If any covenant in this Agreement should be deemed to be invalid, illegal or unenforceable because its scope is considered excessive or for any similar reason, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal or enforceable.
     15.5. “Subsidiaries” or “Subsidiary” shall include and mean any corporation, partnership or other entity 50% or more of the then issued and outstanding voting stock is owned directly or indirectly by the Company in the instance of a corporation, and 50% or more of the interest in capital or in profits is owned directly or indirectly by the Company in the instance of a partnership and/or other entity, or any corporation, partnership, venture or other entity, the business of which is managed by the Company or any of its Subsidiaries.
     15.6. Subject to Section 8.1, Employee and the Company agree that any claim or dispute that may arise between them relating to this Agreement or the termination of Employee’s employment with the Company (including any claim of constructive termination) shall be determined exclusively by final and binding arbitration. The arbitration proceeding will be conducted at a place selected by the Company and before a single arbitrator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The demand for arbitration must be submitted within one year of the date that Employee is advised of Employee’s termination or the date that Employee advises Company of Employee’s decision to resign from employment; provided, however, that no demand for arbitration may be made until thirty (30) days after a written notice, stating with particularity the nature of the claim or dispute, has first been forwarded by certified mail to the opposing party. The arbitration proceeding shall be private and all information disclosed in the course of the arbitration, as well as the arbitration award, shall be treated as confidential by the parties. The award of the arbitrator shall be final and binding upon Employee and the Company and judgment upon the award rendered may be entered in any court having jurisdiction. Each of the parties hereto expressly waives any right to trial by jury. The costs of the arbitrator will be borne equally by the parties, except that each party will pay its own attorney’s fees and costs.

     The claims or disputes that are subject to this arbitration provision include, but are not limited to, any claim of discriminatory discharge, retaliatory discharge or wrongful discharge under any state, federal or foreign statute, breach of contract, lost wages, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Employee Retirement Income Security of 1974, as amended, the Family and Medical Leave Act, the Equal Pay Act of 1963, claims of unjustified dismissal (Law 80 of May 30, 1976), discrimination on account of sex, religion, race, age, political ideas, social condition or origin, national origin, disability or any other reason, any common law claims, including, but not limited to, claims for wrongful discharge, public policy claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation or damage to name or reputation, invasion of privacy, and tortious interference with contract or prospective economic advantage. By agreeing to submit these claims to arbitration, Employee is giving up any right to a jury trial or court trial with regard to these claims or disputes.
     Nothing in this section concerning arbitration shall prevent the Company from seeking equitable remedies in court for purposes of enforcing the performance of, or enjoining the breach of, any provisions of Article VII, Article IX, or Article X. For this limited purpose, Employee hereby agrees to submit to personal jurisdiction in any court in the state in which Employee was last employed by Company.

     IN WITNESS WHEREOF, the parties hereto have executed and have caused this Agreement to be executed as of the day and year first above written.
CENTENNIAL COMMUNICATIONS CORP.

By:
Name:
Title:
[EMPLOYEE]

By:
Name:
Title:
Address:

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